DOLE FOOD COMPANY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Quarter Ended		Half Year Ended
	June 20,	June 14,	June 20,	June 14,
	2009	2008	2009	2008
	(In thousands)

Revenues, net	$1,714,722	$1,994,943	$3,311,312	$3,723,288
Cost of products sold	(1,492,606)	(1,761,707)	(2,885,325)	(3,320,392)

Gross margin	222,116	233,236	425,987	402,896
Selling, marketing and general and administrative expenses	(113,944)	(121,411)	(211,350)	(239,515)
Gain on asset sales (Note 12)	159	9,839	16,793	11,643

Operating income	108,331	121,664	231,430	175,024
Other income (expense), net (Note 3)	(33,046)	23,653	(11,094)	(5,058)
Interest income	1,500	1,109	3,136	2,878
Interest expense	(50,242)	(41,245)	(87,788)	(84,742)

Income from continuing operations before income taxes and equity earnings	26,543	105,181	135,684	88,102
Income taxes	(8,963)	69,577	(17,011)	60,200
Equity in earnings of unconsolidated subsidiaries	3,277	2,333	4,471	3,336

Income from continuing operations	20,857	177,091	123,144	151,638
Income from discontinued operations, net of income taxes	265	4,318	387	1,497
Gain on disposal of discontinued operations, net of income taxes	—	—	1,308	—

Net income	21,122	181,409	124,839	153,135
Less: Net income attributable to noncontrolling interests	(977)	(655)	(1,874)	(1,326)

Net income attributable to Dole Food Company, Inc.	$20,145	$180,754	$122,965	$151,809

Earnings per share — Basic and Diluted:
Income from continuing operations	$21	$177	$123	$152
Net income attributable to Dole Food Company, Inc.	$20	$181	$123	$152

See Accompanying Notes to Condensed Consolidated Financial Statements

DOLE FOOD COMPANY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 20,	January 3,
	2009	2009
	(In thousands,
	except share data)

ASSETS
Cash and cash equivalents	$107,919	$90,829
Receivables, net of allowances of $54,599 and $41,357, respectively	803,897	807,235
Inventories	725,999	796,407
Prepaid expenses	76,640	69,347
Deferred income tax assets	22,180	21,273
Assets held-for-sale (Note 12)	94,382	202,876

Total current assets	1,831,017	1,987,967
Restricted deposits	6,070	—
Investments	76,537	73,085
Property, plant and equipment, net of accumulated depreciation of $1,075,889 and $1,027,345, respectively	1,017,062	1,050,331
Goodwill	406,540	406,540
Intangible assets, net	713,923	708,458
Other assets, net	172,691	138,238

Total assets	$4,223,840	$4,364,619

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$485,213	$510,773
Liabilities held-for-sale (Note 12)	2,115	50,465
Accrued liabilities	416,922	490,145
Current portion of long-term debt	390,896	356,748
Notes payable	44,140	48,789

Total current liabilities	1,339,286	1,456,920
Long-term debt	1,576,025	1,798,556
Deferred income tax liabilities	257,512	254,205
Other long-term liabilities	495,562	421,779
Contingencies (Note 11)
Shareholders’ equity
Common stock — $0.001 par value; 1,000 shares authorized, issued and outstanding	—	—
Additional paid-in capital	409,681	409,681
Retained earnings	159,087	36,122
Accumulated other comprehensive loss	(40,488)	(42,903)

Equity attributable to Dole Food Company, Inc.	528,280	402,900
Equity attributable to noncontrolling interests	27,175	30,259

Total shareholders’ equity	555,455	433,159

Total liabilities and shareholders’ equity	$4,223,840	$4,364,619

See Accompanying Notes to Condensed Consolidated Financial Statements

DOLE FOOD COMPANY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Half Year Ended
	June 20,	June 14,
	2009	2008
	(In thousands)

Operating Activities
Net income	$124,839	$153,135
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	54,822	65,608
Net unrealized (gains) losses on financial instruments	(966)	5,806
Asset write-offs and net (gain) loss on sale of assets	(18,120)	(11,597)
Equity in earnings of unconsolidated subsidiaries	(4,471)	(3,336)
Amortization of debt issuance costs	2,270	1,895
Write-off of debt issuance costs	5,222	—
Provision for deferred income taxes	2,056	(24,634)
Unrecognized tax benefits on federal income tax audit settlement	—	(61,083)
Pension and other postretirement benefit plan expense	6,231	9,227
Other	699	(310)
Changes in operating assets and liabilities:
Receivables	(5,844)	(171,968)
Inventories	67,415	(36,584)
Prepaid expenses and other assets	(21,822)	(11,875)
Income taxes	4,186	6,715
Accounts payable	(8,551)	74,728
Accrued liabilities	4,040	12,954
Other long-term liabilities	(2,692)	(11,263)

Cash flow provided by (used in) operating activities	209,314	(2,582)
Investing Activities
Cash received from sales of assets and businesses, net of cash disposed	59,308	31,976
Capital additions	(24,936)	(35,312)
Restricted deposits	(6,070)	—
Repurchase of common stock in going-private merger transaction	(49)	(137)

Cash flow provided by (used in) investing activities	28,253	(3,473)
Financing Activities
Short-term debt repayments, net of borrowings	(754)	(9,996)
Long-term debt borrowings, net of debt issuance costs	825,178	603,849
Long-term debt repayments	(1,039,172)	(607,225)
Dividends paid to noncontrolling interests	(4,955)	(1,194)

Cash flow used in financing activities	(219,703)	(14,566)

Effect of foreign currency exchange rate changes on cash	(774)	916

Increase (decrease) in cash and cash equivalents	17,090	(19,705)
Cash and cash equivalents at beginning of period	90,829	97,061

Cash and cash equivalents at end of period	$107,919	$77,356

See Accompanying Notes to Condensed Consolidated Financial Statements

DOLE FOOD COMPANY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(Unaudited)

				Accumulated Other
				Comprehensive Income (Loss)
				Pension &			Equity
		Additional	Retained	Other	Cumulative	Unrealized	Attributable	Total
	Common	Paid-In	Earnings	Postretirement	Translation	Gains (Losses)	to Noncontrolling	Shareholders’	Comprehensive
	Stock	Capital	(Deficit)	Benefits	Adjustment	on Hedges	Interests	Equity	Income
	(In thousands)

Balance at December 29, 2007	$—	$409,907	$(84,883)	$(26,752)	$42,261	$(15,525)	$29,878	$354,886
Net income	—	—	151,809	—	—	—	1,326	153,135	$153,135
Noncontrolling interests in discontinued operations	—	—	—	—	—	—	(151)	(151)	—
Dividends paid	—	—	—	—	—	—	(1,194)	(1,194)	—
Unrealized foreign currency translation and hedging gains	—	—	—	—	7,897	3,238	6	11,141	11,141
Reclassification of realized cash flow hedging losses to net income	—	—	—	—	—	820	—	820	820

Balance at June 14, 2008	$—	$409,907	$66,926	$(26,752)	$50,158	$(11,467)	$29,865	$518,637	$165,096

Balance at January 3, 2009	$—	$409,681	$36,122	$(40,960)	$27,187	$(29,130)	$30,259	$433,159
Net income	—	—	122,965	—	—	—	1,874	124,839	$124,839
Dividends paid	—	—	—	—	—	—	(4,955)	(4,955)	—
Unrealized foreign currency translation and hedging gains (losses)	—	—	—	—	(2,386)	852	(3)	(1,537)	(1,537)
Reclassification of realized cash flow hedging losses to net income	—	—	—	—	—	4,007	—	4,007	4,007
Change in employee benefit plans, net of income taxes	—	—	—	(58)	—	—	—	(58)	(58)

Balance at June 20, 2009	$—	$409,681	$159,087	$(41,018)	$24,801	$(24,271)	$27,175	$555,455	$127,251

See Accompanying Notes to Condensed Consolidated Financial Statements

DOLE FOOD COMPANY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)

	Quarter Ended		Half Year Ended
	June 20,	June 14,	June 20,	June 14,
	2009	2008	2009	2008
	(In thousands)

Net income	$21,122	$181,409	$124,839	$153,135
Unrealized foreign currency translation and hedging gains (losses)	10,808	9,689	(1,537)	11,141
Reclassification of realized cash flow hedging losses to net income	3,461	983	4,007	820
Change in employee benefit plans, net of income taxes	—	—	(58)	—

Comprehensive income	35,391	192,081	127,251	165,096
Less: Comprehensive income attributable to noncontrolling interests	(990)	(463)	(1,871)	(1,181)

Comprehensive income attributable to Dole Food Company, Inc.	$34,401	$191,618	$125,380	$163,915

See Accompanying Notes to Condensed Consolidated Financial Statements

DOLE FOOD COMPANY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 1 — BASIS OF PRESENTATION

In the opinion of management, the accompanying unaudited condensed consolidated financial statements of Dole Food Company, Inc. and its consolidated subsidiaries (“Dole” or the “Company”) include all adjustments necessary, which are of a normal recurring nature, to present fairly Dole’s financial position, results of operations and cash flows. Dole operates under a 52/53-week year. The quarters ended June 20, 2009 and June 14, 2008 are twelve weeks in duration. For a summary of significant accounting policies and additional information relating to Dole’s financial statements, refer to the Notes to Consolidated Financial Statements in Item 8 of Dole’s Annual Report on Form 10-K (“Form 10-K”) for the fiscal year ended January 3, 2009.

Interim results are subject to seasonal variations and are not necessarily indicative of the results of operations for a full year. Dole’s operations are sensitive to a number of factors including weather-related phenomena and their effects on industry volumes, prices, product quality and costs. Operations are also sensitive to fluctuations in foreign currency exchange rates in both sourcing and selling locations as well as economic crises and security risks.

In March 2003, Dole completed a going-private merger transaction (“going-private merger transaction”). The privatization resulted from the acquisition by David H. Murdock, Dole’s Chairman, of the approximately 76% of the shares of common stock of Dole Food Company, Inc. that he and his affiliates did not already own. As a result of the transaction, Dole became wholly-owned by Mr. Murdock through DHM Holding Company, Inc.

Certain amounts in the prior year financial statements and related footnotes have been reclassified to conform to the 2009 presentation. Dole adopted Statement of Financial Accounting Standards (“FAS”) No. 160, Noncontrolling Interests in Consolidated Financial Statements (“FAS 160”) during the first quarter of 2009 (see Note 2 for further information).

NOTE 2 — RECENTLY ISSUED AND ADOPTED ACCOUNTING PRONOUNCEMENTS

During June 2009, the Financial Accounting Standards Board (“FASB”) issued FAS No. 168, FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles, a replacement of FASB Statement No. 162 (“FAS 168”), which establishes the FASB Accounting Standards Codification as the single official source of authoritative US GAAP (other than guidance issued by the SEC), superseding existing FASB, American Institute of Certified Public Accountants, Emerging Issues Task Force, and related literature. FAS 168 will become effective during Dole’s third quarter of 2009. Dole expects that the adoption of FAS 168 will not have an impact on its results of operations or financial position.

During June 2009, the FASB issued FAS No. 167, Amendments to FASB Interpretation No. 46(R) (“FAS 167”), which changes the approach in determining the primary beneficiary of a variable interest entity (“VIE”) and requires companies to more frequently assess whether they must consolidate VIEs. FAS 167 is effective for annual periods beginning after November 15, 2009. Dole is evaluating the impact, if any, the adoption of FAS 167 will have on its consolidated financial statements.

During May 2009, the FASB issued FAS No. 165, Subsequent Events (“FAS 165”), to establish general standards of accounting for and disclosure of events that occur after the balance sheet date but before the financial statements are issued or are available to be issued. FAS 165 requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date. Dole adopted FAS 165 during its second fiscal quarter and it had no impact on Dole’s results of operations or financial position. In the preparation of the condensed consolidated financial statements,

DOLE FOOD COMPANY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

Dole evaluated subsequent events after the balance sheet date of June 20, 2009 through September 18, 2009.

During April 2009, the FASB issued FASB Staff Position No. FAS 107-1 and APB 28-1, Interim Financial Disclosures about Fair Value of Financial Instruments (“FSP”), which amends FASB Statement No. 107, Disclosures about Fair Value of Financial Instruments, to require disclosures about the fair value of financial instruments for interim reporting periods as well as in annual financial statements. Dole adopted the FSP during its second fiscal quarter of 2009 and the disclosures required by the FSP are included in Note 14 to the condensed consolidated financial statements. The adoption had no impact on Dole’s results of operations or financial position.

During March 2008, the FASB issued Statement of Financial Accounting Standards No. 161, Disclosures About Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133 (“FAS 161”). This new standard requires enhanced disclosures for derivative instruments, including those used in hedging activities. Dole adopted FAS 161 at the beginning of its first fiscal quarter of 2009. The disclosures required by FAS 161 are included in Note 13 to the condensed consolidated financial statements and had no impact on Dole’s results of operations or financial position.

During December 2007, the FASB issued FAS 160. FAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. Dole adopted the provisions of FAS 160 as of the beginning of its 2009 fiscal year. FAS 160 is to be applied prospectively as of the beginning of 2009 except for the presentation and disclosure requirements which are to be applied retrospectively. The condensed consolidated financial statements now conform to the presentation required under FAS 160. Other than the change in presentation of noncontrolling interests, the adoption of FAS 160 had no impact on Dole’s results of operations or financial position.

During December 2007, the FASB issued Statement of Financial Accounting Standards No. 141 (revised 2007), Business Combinations (“FAS 141R”). FAS 141R provides revised guidance for recognizing and measuring assets acquired and liabilities assumed in a business combination. FAS 141R will be applied prospectively to business combinations with acquisition dates on or after January 1, 2009. As a result of the adoption, changes to valuation allowances and unrecognized tax benefits established in business combinations will be recognized in earnings.

DOLE FOOD COMPANY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

NOTE 3 — OTHER INCOME (EXPENSE), NET

Included in other income (expense), net in Dole’s condensed consolidated statements of operations for the quarters and half years ended June 20, 2009 and June 14, 2008 are the following items:

	Quarter Ended		Half Year Ended
	June 20,	June 14,	June 20,	June 14,
	2009	2008	2009	2008
	(In thousands)

Unrealized gain (loss) on cross currency swap	$(24,419)	$19,001	$(6,703)	$(13,353)
Realized gain on cross currency swap	2,621	2,696	4,941	5,619
Gain (loss) on foreign denominated borrowings	(11,538)	1,584	(4,406)	2,075
Write-off of debt issuance costs	—	—	(5,222)	—
Other	290	372	296	601

Other income (expense), net	$(33,046)	$23,653	$(11,094)	$(5,058)

Refer to Note 13 — Derivative Financial Instruments for further discussion regarding Dole’s cross currency swap.

NOTE 4 — DISCONTINUED OPERATIONS

During the second quarter of 2008, Dole approved and committed to a formal plan to divest its fresh-cut flowers operations (“Flowers transaction”). The first phase of the Flowers transaction was completed during the first quarter of 2009 (refer to Note 12 — Assets Held-For-Sale). In addition, during the fourth quarter of 2007, Dole approved and committed to a formal plan to divest its citrus and pistachio operations (“Citrus”) located in central California. The operating results of Citrus were included in the fresh fruit operating segment. The sale of Citrus was completed during the third quarter of 2008. In evaluating the two businesses, Dole concluded that they each met the definition of a discontinued operation as defined in Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“FAS 144”). Accordingly, the results of operations of these businesses have been reclassified for all periods presented. The operating results of fresh-cut flowers and Citrus for the quarters and half years ended June 20, 2009 and June 14, 2008 are reported in the following tables:

	Quarter Ended	Quarter Ended
	June 20, 2009	June 14, 2008
	Fresh-Cut	Fresh-Cut
	Flowers	Flowers	Citrus	Total
	(In thousands)

Revenues	$401	$29,063	$3,148	$32,211

Income (loss) before income taxes	$315	$(5,896)	$(294)	$(6,190)
Income taxes	(50)	10,396	112	10,508

Income (loss) from discontinued operations, net of income taxes	$265	$4,500	$(182)	$4,318

DOLE FOOD COMPANY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

	Half Year Ended	Half Year Ended
	June 20, 2009	June 14, 2008
	Fresh-Cut	Fresh-Cut
	Flowers	Flowers	Citrus	Total
	(In thousands)

Revenues	$3,181	$62,879	$5,020	$67,899

Income (loss) before income taxes	$474	$(9,037)	$(251)	$(9,288)
Income taxes	(87)	10,691	94	10,785

Income (loss) from discontinued operations, net of income taxes	$387	$1,654	$(157)	$1,497

Gain on disposal of discontinued operations, net of income taxes	$1,308	$—	$—	$—

For all periods presented, noncontrolling interests were not material.

NOTE 5 — INCOME TAXES

Dole recorded $17 million of income tax expense on $135.7 million of pretax income from continuing operations for the half year ended June 20, 2009. Income tax expense included interest expense of $1.2 million (net of associated income tax benefits of approximately $0.3 million) related to Dole’s unrecognized tax benefits. An income tax benefit of $60.2 million was recorded for the half year ended June 14, 2008 which included $61.1 million for the favorable settlement of the federal income tax audit for the years 1995 to 2001. Excluding the impact of the favorable settlement, income tax expense was $0.9 million, which included interest expense of $2.1 million (net of associated income tax benefits of approximately $0.7 million) related to Dole’s unrecognized tax benefits. Dole’s effective tax rate varies significantly from period to period due to the level, mix and seasonality of earnings generated in its various U.S. and foreign jurisdictions.

Under Accounting Principles Board Opinion No. 28, Interim Financial Reporting (“APB 28”), and FASB Interpretation No. 18, Accounting for Income Taxes in Interim Periods (“FIN 18”), Dole is required to adjust its effective tax rate for each quarter to be consistent with the estimated annual effective tax rate. Jurisdictions with a projected loss where no tax benefit can be recognized are excluded from the calculation of the estimated annual effective tax rate. Applying the provisions of APB 28 and FIN 18 could result in a higher or lower effective tax rate during a particular quarter, based upon the mix and timing of actual earnings versus annual projections.

For the periods presented, Dole’s income tax provision differs from the U.S. federal statutory rate applied to Dole’s pretax income primarily due to operations in foreign jurisdictions that are taxed at a rate lower than the U.S. federal statutory rate offset by the accrual for uncertain tax positions.

Dole recognizes accrued interest and penalties related to its unrecognized tax benefits as a component of income taxes in the condensed consolidated statements of operations. Accrued interest and penalties before tax benefits were $27.5 million and $26.9 million at June 20, 2009 and January 3, 2009, respectively, and are included as a component of other long-term liabilities in the condensed consolidated balance sheet. Dole Food Company, Inc. or one or more of its subsidiaries file income tax returns in the U.S. federal jurisdiction, and various states and foreign jurisdictions. With few exceptions, Dole is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years prior to 2001.

DOLE FOOD COMPANY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

Income Tax Audits:  Dole believes its tax positions comply with the applicable tax laws and that it is adequately provided for all tax related matters. Matters raised upon audit may involve substantial amounts and could result in material cash payments if resolved unfavorably; however, management does not believe that any material payments will be made related to these matters within the next twelve months. Management considers it unlikely that the resolution of these matters will have a material adverse effect on Dole’s results of operations.

Internal Revenue Service Audit:  Dole is currently under examination by the Internal Revenue Service (“IRS”) for the tax years 2002-2005 and it is anticipated that the examination will be completed by the end of 2009.

Although the timing and ultimate resolution of any issues that might arise from the ongoing IRS examination are highly uncertain, at this time, Dole does not anticipate that total unrecognized tax benefits will significantly change within the next twelve months.

NOTE 6 — INVENTORIES

The major classes of inventories were as follows:

	June 20,	January 3,
	2009	2009
	(In thousands)

Finished products	$364,624	$344,643
Raw materials and work in progress	141,472	168,670
Crop-growing costs	155,059	210,263
Operating supplies and other	64,844	72,831

	$725,999	$796,407

NOTE 7 — GOODWILL AND INTANGIBLE ASSETS

Goodwill has been allocated to Dole’s reporting segments as follows:

		Fresh	Packaged
	Fresh Fruit	Vegetables	Foods	Total
	(In thousands)

Balance as of January 3, 2009 and June 20, 2009	$274,723	$71,206	$60,611	$406,540

DOLE FOOD COMPANY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

Details of Dole’s intangible assets were as follows:

	June 20,	January 3,
	2009	2009
	(In thousands)

Amortized intangible assets:
Customer relationships	$38,501	$38,501
Other amortized intangible assets	9,217	2,042

	47,718	40,543
Accumulated amortization — customer relationships	(21,945)	(20,248)
Other accumulated amortization	(1,465)	(1,452)

Accumulated amortization — intangible assets	(23,410)	(21,700)

Amortized intangible assets, net	24,308	18,843
Indefinite-lived intangible assets:
Trademark and trade names	689,615	689,615

Total identifiable intangible assets, net	$713,923	$708,458

During May 2009, Dole acquired all of the assets of Distrifruit, a distributor of fresh fruit located in Romania, in exchange for trade receivables due from the seller. Dole acquired the assets primarily to obtain control and gain access over Distrifruit’s customer base in Romania. At the date of acquisition, the total fair value of the assets acquired was $10 million, consisting of $2.9 million of inventory and property, plant and equipment, net and $7.1 million of intangible assets. Dole expects to finalize its allocation of the acquisition during the third quarter of 2009. The revenues and earnings of Distrifruit from the acquisition date through June 20, 2009 were not material. Distrifruit revenues and earnings for the 2009 and 2008 fiscal years also were not material for pro forma disclosure.

Amortization expense of intangible assets totaled $0.9 million and $1 million for the quarters ended June 20, 2009 and June 14, 2008, respectively, and $1.7 million and $2 million for the half years ended June 20, 2009 and June 14, 2008, respectively.

As of June 20, 2009, the estimated remaining amortization expense associated with Dole’s intangible assets for the remainder of 2009 and in each of the next four fiscal years is as follows (in thousands):

Fiscal Year	Amount

2009	$1,980
2010	$3,677
2011	$3,677
2012	$3,677
2013	$1,498

Dole performed its annual impairment review of goodwill and indefinite-lived intangible assets pursuant to Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, during the second quarter of fiscal 2009. This review indicated no impairment to goodwill or any of Dole’s indefinite-lived intangible assets.

DOLE FOOD COMPANY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

NOTE 8 — NOTES PAYABLE AND LONG-TERM DEBT

Notes payable and long-term debt consisted of the following amounts:

	June 20,	January 3,
	2009	2009
	(In thousands)

Unsecured debt:
8.625% notes due 2009	$—	$345,000
7.25% notes due 2010	383,000	400,000
8.875% notes due 2011	200,000	200,000
8.75% debentures due 2013	155,000	155,000
Secured debt:
13.875% notes due 2014	349,903	—
Revolving credit facility	—	150,500
Term loan facilities	828,297	835,444
Contracts and notes, at a weighted-average interest rate of 6% in 2009 (6.1% in 2008) through 2014	9,219	9,221
Capital lease obligations	65,813	60,448
Notes payable	44,140	48,789
Unamortized debt discount	(24,311)	(309)

	2,011,061	2,204,093
Current maturities	(435,036)	(405,537)

	$1,576,025	$1,798,556

2010 Debt Maturity

During the second quarter of 2009, Dole reclassified to current liabilities its $400 million 7.25% notes due June 2010 (“2010 Notes”). During the second quarter of 2009, Dole’s Board of Directors authorized the repurchase of up to $95 million of the 2010 Notes. Dole subsequently repurchased $17 million and $20 million of the 2010 Notes during the second and third quarters of 2009, respectively.

Dole’s current plan is to offer senior secured notes during the third quarter of 2009. Dole plans to use the net proceeds from this offering, together with cash on hand and/or borrowings under the revolving credit facility, to redeem the bulk of the outstanding 2010 notes. Dole intends to redeem or repurchase any remaining 2010 notes during the third and/or fourth quarters of 2009 with cash on hand and/or borrowings under the revolving credit facility. A failure by Dole to timely redeem, repurchase or repay the 2010 Notes at or before maturity could lead to an event of default which would have a material adverse effect on Dole’s business, financial condition and results of operations.

2009 Debt Refinancing

On March 18, 2009, Dole completed the sale and issuance of $350 million aggregate principal amount of 13.875% Senior Secured Notes due March 2014 (“2014 Notes”) at a discount of $25 million. The 2014 Notes were sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 (“Securities Act”) and to persons outside the United States in compliance with Regulation S under the Securities Act. The sale was exempt from the registration requirements of the

DOLE FOOD COMPANY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

Securities Act. Interest on the 2014 Notes will be paid semiannually in arrears on March 15 and September 15 of each year, beginning on September 15, 2009. The 2014 Notes have the benefit of a lien on certain U.S. assets of Dole that is junior to the liens of Dole’s senior secured credit facilities (revolving credit and term loan facilities), and are senior obligations of Dole ranking equally with Dole’s existing senior debt. Dole used the net proceeds from this offering, together with cash on hand and/or borrowings under the revolving credit facility, to purchase all of the tendered 8.625% notes due May 2009 (“2009 Notes”) and to irrevocably deposit with the trustee of the 2009 Notes funds that were used to repay the remaining outstanding 2009 Notes at maturity on May 1, 2009.

In connection with these refinancing transactions, Dole amended its senior secured credit facilities, which amendments, among other things, permitted the issuance of new secured debt securities, increased the interest rate on the term and revolving credit facilities and added a leverage maintenance covenant.

Debt Issuance Costs

In connection with the issuance of the 2014 Notes and the amendment of Dole’s senior secured credit facilities, Dole incurred debt issuance costs of $17.8 million. Debt issuance costs are capitalized and amortized into interest expense over the term of the underlying debt.

Dole wrote off $5.2 million of deferred debt issuance costs during the quarter ended March 28, 2009 resulting from the amendment of its senior secured credit facilities. This amendment was accounted for as an extinguishment of debt in accordance with EITF 96-19, Debtor’s Accounting for a Modification or Exchange of Debt Instruments. This write-off was recorded to other income (expense), net in the condensed consolidated statement of operations for the half year ended June 20, 2009.

Dole amortized deferred debt issuance costs of $1.4 million and $2.3 million during the quarter and half year ended June 20, 2009, respectively. Dole amortized deferred debt issuance costs of $0.9 million and $1.9 million during the quarter and half year ended June 14, 2008.

Term Loans and Revolving Credit Facility

As of June 20, 2009, the term loan facilities consisted of $175.3 million of Term Loan B and $653 million of Term Loan C. The term loan facilities bear interest, at Dole’s option, at a rate per annum equal to either (i) a base rate plus 3.5% to 4%; or (ii) LIBOR (subject to a minimum of 3%) plus 4.5% to 5%, in each case, based upon Dole’s senior secured leverage ratio. The weighted average variable interest rate at June 20, 2009 for Term Loan B and Term Loan C was 8.3%. The term loan facilities require quarterly principal payments, plus a balloon payment due in 2013. Dole has an interest rate swap to hedge future changes in interest rates and a cross currency swap to effectively lower the U.S. dollar fixed interest rate to a Japanese yen fixed interest rate on Term Loan C. Refer to Note 13 — Derivative Financial Instruments for additional information related to these instruments.

As of June 20, 2009, the asset based revolving credit facility (“ABL revolver”) borrowing base was $320 million. There were no amounts outstanding under the ABL revolver at June 20, 2009. The ABL revolver bears interest, at Dole’s option, at a rate per annum equal to either (i) a base rate plus 2% to 2.5%, or (ii) LIBOR plus 3% to 3.5%, in each case, based upon Dole’s historical borrowing availability under this facility. The ABL revolver matures in April 2011. After taking into account approximately $76.4 million of outstanding letters of credit issued under the ABL revolver, Dole had approximately $243.6 million available for borrowings as of June 20, 2009. In addition, Dole had approximately

DOLE FOOD COMPANY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

$97 million of letters of credit and bank guarantees outstanding under its $100 million pre-funded letter of credit facility as of June 20, 2009.

Capital Lease Obligations

At June 20, 2009 and January 3, 2009, included in capital lease obligations were $64.1 million and $58.5 million, respectively, of vessel financing related to two vessel leases denominated in British pound sterling. The increase in the capital lease obligation was due to the strengthening of the British pound sterling against the U.S. dollar during 2009, which resulted in Dole recognizing $6.8 million of unrealized losses. These unrealized losses were recorded as other income (expense), net in the condensed consolidated statement of operations for the half year ended June 20, 2009.

Covenants

Provisions under the indentures governing Dole’s senior notes and debentures require Dole to comply with certain covenants. These covenants include limitations on, among other things, indebtedness, investments, loans to subsidiaries, employees and third parties, the issuance of guarantees and the payment of dividends. The ABL revolver contains a “springing covenant,” but that covenant has never been effective and would only become effective if the availability under the ABL revolver were to fall below $35 million for any eight consecutive business days, which it has never done during the life of such facility. At June 20, 2009, Dole had $243.6 million of availability under the ABL revolver.

In addition, as a result of the March 2009 amendment to Dole’s senior secured term facilities, Dole is now subject to a first priority senior secured leverage ratio that must be at or below 3.25 to 1.00 as of the last day of the fiscal quarters ending March 28, 2009 through October 10, 2009 and steps down to 3.00 to 1.00 as of the last day of the fiscal quarter ending January 2, 2010. At June 20, 2009, the first priority senior secured leverage ratio was less than 2.25 to 1.00.

A breach of a covenant or other provision in a debt instrument governing Dole’s current or future indebtedness or pursuant to certain debt instruments under which our parent and an affiliate of its majority stockholder are borrowers, could result in a default under that instrument and, due to cross-default and cross-acceleration provisions, could result in a default under Dole’s other debt instruments. Such debt instruments of our parent, currently $115 million, and an affiliate of its majority stockholder, currently $90 million, mature on March 3, 2010 and December 23, 2009, respectively. Upon the occurrence of an event of default under one of the above debt instruments, the lenders or holders of that debt and other debt instruments could elect to declare all amounts outstanding to be immediately due and payable and terminate all commitments to extend further credit. If Dole were unable to repay those amounts, the lenders could proceed against the collateral granted to them, if any, to secure the indebtedness. If the lenders under Dole’s existing indebtedness were to accelerate the payment of the indebtedness, Dole cannot give assurance that its assets or cash flow would be sufficient to repay in full its outstanding indebtedness, in which event Dole likely would seek reorganization or protection under bankruptcy or other, similar laws.

Dividends

On June 22, 2009, Dole declared a dividend of $15 million to its parent, DHM Holding Company, Inc. Dole paid $7.5 million on June 23, 2009 and $2.5 million on July 20, 2009, and expects to pay the remaining $5.0 million prior to August 31, 2009. As a result of this dividend, Dole does not at present have the ability to declare future dividends, pursuant to the terms of its senior notes indentures and senior secured credit facilities.

DOLE FOOD COMPANY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

NOTE 9 — EMPLOYEE BENEFIT PLANS

The components of net periodic benefit cost for Dole’s U.S. and international pension plans and other postretirement benefit (“OPRB”) plans were as follows:

			International
	U.S. Pension Plans		Pension Plans		OPRB Plans
	Quarter Ended		Quarter Ended		Quarter Ended
	June 20,	June 14,	June 20,	June 14,	June 20,	June 14,
	2009	2008	2009	2008	2009	2008
	(In thousands)

Components of net periodic benefit cost:
Service cost	$38	$34	$1,361	$1,439	$52	$66
Interest cost	4,003	4,288	1,683	2,355	615	905
Expected return on plan assets	(3,898)	(4,186)	(98)	(583)	—	—
Amortization of:
Unrecognized net loss (gain)	54	341	138	116	(119)	(2)
Unrecognized prior service cost (benefit)	—	—	77	19	(797)	(211)
Unrecognized net transition obligation	—	—	11	14	—	—

	$197	$477	$3,172	$3,360	$(249)	$758

			International
	U.S. Pension Plans		Pension Plans		OPRB Plans
	Half Year Ended		Half Year Ended		Half Year Ended
	June 20,	June 14,	June 20,	June 14,	June 20,	June 14,
	2009	2008	2009	2008	2009	2008
	(In thousands)

Components of net periodic benefit cost:
Service cost	$76	$68	$2,720	$2,893	$104	$132
Interest cost	8,006	8,576	3,359	4,734	1,230	1,810
Expected return on plan assets	(7,796)	(8,372)	(196)	(1,170)	—	—
Amortization of:
Unrecognized net loss (gain)	108	682	276	233	(238)	(4)
Unrecognized prior service cost (benefit)	—	—	154	39	(1,594)	(422)
Unrecognized net transition obligation	—	—	22	28	—	—

	$394	$954	$6,335	$6,757	$(498)	$1,516

DOLE FOOD COMPANY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

NOTE 10 — SEGMENT INFORMATION

Dole has three reportable operating segments: fresh fruit, fresh vegetables and packaged foods. These reportable segments are managed separately due to differences in their products, production processes, distribution channels and customer bases.

Management evaluates and monitors segment performance primarily through, among other measures, earnings before interest expense and income taxes (“EBIT”). EBIT is calculated by adding interest expense and income taxes to income from continuing operations. Management believes that segment EBIT provides useful information for analyzing the underlying business results as well as allowing investors a means to evaluate the financial results of each segment in relation to Dole as a whole. EBIT is not defined under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered in isolation or as a substitute for net income or cash flow measures prepared in accordance with GAAP or as a measure of Dole’s profitability. Additionally, Dole’s computation of EBIT may not be comparable to other similarly titled measures computed by other companies, because not all companies calculate EBIT in the same fashion.

Revenues from external customers and EBIT for the reportable operating segments and corporate were as follows:

	Quarter Ended		Half Year Ended
	June 20,	June 14,	June 20,	June 14,
	2009	2008	2009	2008
	(In thousands)

Revenues from external customers:
Fresh fruit	$1,221,433	$1,466,922	$2,343,415	$2,695,450
Fresh vegetables	258,087	279,643	491,529	510,672
Packaged foods	234,892	248,118	475,742	516,623
Corporate	310	260	626	543

	$1,714,722	$1,994,943	$3,311,312	$3,723,288

DOLE FOOD COMPANY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

	Quarter Ended		Half Year Ended
	June 20,	June 14,	June 20,	June 14,
	2009	2008	2009	2008
	(In thousands)

EBIT:
Fresh fruit	$96,466	$131,266	$195,288	$184,153
Fresh vegetables	(3,509)	1,531	12,964	(1,939)
Packaged foods	23,998	6,814	45,888	30,999

Total operating segments	116,955	139,611	254,140	213,213
Corporate:
Unrealized gain (loss) on cross currency swap	(24,419)	19,001	(6,703)	(13,353)
Operating and other expenses	(12,474)	(9,853)	(19,494)	(23,680)

Corporate	(36,893)	9,148	(26,197)	(37,033)
Interest expense	(50,242)	(41,245)	(87,788)	(84,742)
Income taxes	(8,963)	69,577	(17,011)	60,200

Income from continuing operations	$20,857	$177,091	$123,144	$151,638

Dole’s equity earnings in unconsolidated subsidiaries, which have been included in EBIT in the table above, relate primarily to the fresh fruit operating segment.

Total assets for the three reportable operating segments, corporate and fresh-cut flowers were as follows:

	June 20,	January 3,
	2009	2009
	(In thousands)

Total assets:
Fresh fruit	$2,293,130	$2,322,899
Fresh vegetables	389,331	460,221
Packaged foods	663,420	686,801

Total operating segments	3,345,881	3,469,921
Corporate	865,320	832,709
Fresh-cut flowers — discontinued operation	12,639	61,989

	$4,223,840	$4,364,619

NOTE 11 — CONTINGENCIES

Dole is a guarantor of indebtedness of some of its key fruit suppliers and other entities integral to Dole’s operations. At June 20, 2009, guarantees of $1.8 million consisted primarily of amounts advanced under third-party bank agreements to independent growers that supply Dole with product. Dole has not historically experienced any significant losses associated with these guarantees.

Dole issues letters of credit and bank guarantees through its ABL revolver and its pre-funded letter of credit facilities, and, in addition, separately through major banking institutions. Dole also provides insurance-company-issued bonds. These letters of credit, bank guarantees and insurance company bonds are required by certain regulatory authorities, suppliers and other operating

DOLE FOOD COMPANY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

agreements. As of June 20, 2009, total letters of credit, bank guarantees and bonds outstanding under these arrangements were $205.7 million, of which $97 million was issued under its pre-funded letter of credit facility.

Dole also provides various guarantees, mostly to foreign banks, in the course of it normal business operations to support the borrowings, leases and other obligations of its subsidiaries. Dole guaranteed $213.2 million of its subsidiaries’ obligations to their suppliers and other third parties as of June 20, 2009.

Dole has change of control agreements with certain key executives, under which severance payments and benefits would become payable in the event of specified terminations of employment in connection with a change of control (as defined) of Dole.

Dole is involved from time to time in claims and legal actions incidental to its operations, both as plaintiff and defendant. Dole has established what management currently believes to be adequate reserves for pending legal matters. These reserves are established as part of an ongoing worldwide assessment of claims and legal actions that takes into consideration such items as changes in the pending case load (including resolved and new matters), opinions of legal counsel, individual developments in court proceedings, changes in the law, changes in business focus, changes in the litigation environment, changes in opponent strategy and tactics, new developments as a result of ongoing discovery, and past experience in defending and settling similar claims. In the opinion of management, after consultation with outside counsel, the claims or actions to which Dole is a party are not expected to have a material adverse effect, individually or in the aggregate, on Dole’s financial condition or results of operations.

DBCP Cases:  A significant portion of Dole’s legal exposure relates to lawsuits pending in the United States and in several foreign countries, alleging injury as a result of exposure to the agricultural chemical DBCP (1,2-dibromo-3-chloropropane). DBCP was manufactured by several chemical companies including Dow and Shell and registered by the U.S. government for use on food crops. Dole and other growers applied DBCP on banana farms in Latin America and the Philippines and on pineapple farms in Hawaii. Specific periods of use varied among the different locations. Dole halted all purchases of DBCP, including for use in foreign countries, when the U.S. EPA cancelled the registration of DBCP for use in the United States in 1979. That cancellation was based in part on a 1977 study by a manufacturer which indicated an apparent link between male sterility and exposure to DBCP among factory workers producing the product, as well as early product testing done by the manufacturers showing testicular effects on animals exposed to DBCP. To date, there is no reliable evidence demonstrating that field application of DBCP led to sterility among farm workers, although that claim is made in the pending lawsuits. Nor is there any reliable scientific evidence that DBCP causes any other injuries in humans, although plaintiffs in the various actions assert claims based on cancer, birth defects and other general illnesses.

Currently there are 245 lawsuits, in various stages of proceedings, alleging injury as a result of exposure to DBCP or seeking enforcement of Nicaragua judgments. In addition, there are 111 labor cases pending in Costa Rica under that country’s national insurance program.

Thirty of the 245 lawsuits are currently pending in various jurisdictions in the United States. On June 17, 2009, Los Angeles Superior Court Judge Chaney formalized her April 23, 2009 oral ruling by issuing written Findings of Fact and Conclusions of Law, formally ordering dismissal with prejudice of the two remaining lawsuits brought on behalf of Nicaraguan plaintiffs who had falsely claimed they were sterile as a result of exposure to DBCP on Dole-contracted Nicaraguan banana farms, finding that the plaintiffs, and certain of their attorneys, fabricated their claims, engaged in a long-running

DOLE FOOD COMPANY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

conspiracy to commit a fraud on the court, used threats of violence to frighten witnesses and suppress the truth, and conspired with corrupt Nicaraguan judges, depriving Dole and the other companies of due process. On June 9, 2009, the First Circuit Court of Hawaii dismissed the Patrickson case, which had involved ten plaintiffs from Honduras, Costa Rica, Ecuador and Guatemala, finding that their DBCP claims were time-barred by the statute of limitations. In seven cases pending in Los Angeles involving 672 claimants from Ivory Coast, where Dole did not operate when DBCP was in use, plaintiffs’ counsel, on July 17, 2009, has filed a motion to withdraw as counsel of record in response to a witness who has come forward alleging fraud. The remaining cases are pending in Latin America and the Philippines. Claimed damages in DBCP cases worldwide total approximately $44.2 billion, with lawsuits in Nicaragua representing approximately 88% of this amount. Typically in these cases Dole is a joint defendant with the major DBCP manufacturers. Except as described below, none of these lawsuits has resulted in a verdict or judgment against Dole.

One case pending in Los Angeles Superior Court with 12 Nicaraguan plaintiffs initially resulted in verdicts which totaled approximately $5 million in damages against Dole in favor of six of the plaintiffs. As a result of the court’s March 7, 2008 favorable rulings on Dole’s post-verdict motions, including, importantly, the court’s decision striking down punitive damages in the case on U.S. Constitutional grounds, the damages against Dole were reduced to $1.58 million in total compensatory awards to four of the plaintiffs; and the court granted Dole’s motion for a new trial as to the claims of one of the plaintiffs. On July 7, 2009, the Second District Court Appeals issued an order to show cause why this $1.58 million judgment should not be vacated and judgment be entered in defendants’ favor on the grounds that the judgment was procured through fraud. Plaintiffs are to provide their response to the order to show cause to the trial court within 30 days of the issuance of the order. In that order, the Court of Appeals stated that the trial court need not hold a hearing to decide whether the judgment was procured by fraud, but instead can rely on the record that was presented in support of Dole’s request to have the case sent back to the trial court.

In Nicaragua, 196 cases are currently filed (of which 20 are active) in various courts throughout the country, all but one of which were brought pursuant to Law 364, an October 2000 Nicaraguan statute that contains substantive and procedural provisions that Nicaragua’s Attorney General formally opined are unconstitutional. In October 2003, the Supreme Court of Nicaragua issued an advisory opinion, not connected with any litigation, that Law 364 is constitutional. Thirty-two cases have resulted in judgments in Nicaragua: $489.4 million (nine cases consolidated with 468 claimants) on December 11, 2002; $82.9 million (one case with 58 claimants) on February 25, 2004; $15.7 million (one case with 20 claimants) on May 25, 2004; $4 million (one case with four claimants) on May 25, 2004; $56.5 million (one case with 72 claimants) on June 14, 2004; $64.8 million (one case with 86 claimants) on June 15, 2004; $27.7 million (one case with 39 claimants) on March 17, 2005; $98.5 million (one case with 150 claimants) on August 8, 2005; $46.4 million (one case with 62 claimants) on August 20, 2005; $809 million (six cases consolidated with 1,248 claimants) on December 1, 2006; $38.4 million (one case with 192 claimants) on November 14, 2007; and $357.7 million (eight cases with 417 claimants) on January 12, 2009, which Dole recently learned of unofficially. Except for the latest one, Dole has appealed all judgments, with Dole’s appeal of the August 8, 2005 $98.5 million judgment and of the December 1, 2006 $809 million judgment currently pending before the Nicaragua Court of Appeal. Dole will appeal the $357.7 million judgment once it has been served.

Of the 20 active cases currently pending in civil courts in Nicaragua, all have been brought under Law 364 except for one. In all of the active cases where the proceeding has reached the appropriate stage (7 of 20 cases), Dole has sought to have the cases returned to the United States. In three of

DOLE FOOD COMPANY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

the cases where Dole has sought return to the United States, the courts have denied Dole’s request and Dole has appealed that decision. Dole’s requests remain pending in the other four cases.

The claimants’ attempted enforcement of the December 11, 2002 judgment for $489.4 million in the United States resulted in a dismissal with prejudice of that action by the United States District Court for the Central District of California on October 20, 2003. The claimants have voluntarily dismissed their appeal of that decision, which was pending before the United States Court of Appeals for the Ninth Circuit. Defendants’ motion for sanctions against Plaintiffs’ counsel is still pending before the Court of Appeals in that case. A Special Master appointed by the Court of Appeals has recommended that Plaintiffs’ counsel be ordered to pay Defendants’ fees and costs up to $130,000 each to Dole and the other two defendants; and following such recommendation, the Court of Appeals has appointed a special prosecutor.

There is one case pending in the U.S. District Court in Miami, Florida seeking enforcement of the August 8, 2005 $98.5 million Nicaraguan judgment. Commencing on September 1, 2009, there will be an evidentiary hearing to consider Dole’s request that the Court deny enforcement of this judgment, contending that Nicaragua’s judicial system does not provide due process or an impartial judiciary, which also lacks transparency and is corrupt. Miami District Court Judge Paul C. Huck is already aware of the evidence of fraud detailed in Judge Chaney’s June 17, 2009 written Findings of Fact and Conclusions of Law.

Claimants have also sought to enforce the Nicaraguan judgments in Colombia, Ecuador, and Venezuela. In Venezuela, the claimants have attempted to enforce five of the Nicaraguan judgments in that country’s Supreme Court: $489.4 million (December 11, 2002); $82.9 million (February 25, 2004); $15.7 million (May 25, 2004); $56.5 million (June 14, 2004); and $64.8 million (June 15, 2004). The Venezuela Supreme Court has ordered the plaintiffs to properly serve the defendants, or have their request for recognition of these Nicaragua judgments dismissed. An action filed to enforce the $27.7 million Nicaraguan judgment (March 17, 2005) in the Colombian Supreme Court was dismissed. In Ecuador, the claimants attempted to enforce the five Nicaraguan judgments issued between February 25, 2004 through June 15, 2004 in the Ecuador Supreme Court. The First, Second and Third Chambers of the Ecuador Supreme Court issued rulings refusing to consider those enforcement actions on the ground that the Supreme Court was not a court of competent jurisdiction for enforcement of a foreign judgment. The plaintiffs subsequently refiled those five enforcement actions in the civil court in Guayaquil, Ecuador. Two of these subsequently filed enforcement actions have been dismissed by the 3rd Civil Court — $15.7 million (May 25, 2004) — and the 12th Civil Court — $56.5 million (June 14, 2004) — in Guayaquil; plaintiffs have sought reconsideration of those dismissals. The remaining three enforcement actions are still pending.

Dole believes that none of the Nicaraguan judgments will be enforceable against any Dole entity in the U.S. or in any other country, because Nicaragua’s Law 364 is unconstitutional and violates international principles of due process. Among other things, Law 364 is an improper “special law” directed at particular parties; it requires defendants to pay large, non-refundable deposits in order to even participate in the litigation; it provides a severely truncated procedural process; it establishes an irrebuttable presumption of causation that is contrary to the evidence and scientific data; and it sets unreasonable minimum damages that must be awarded in every case.

On October 23, 2006, Dole announced that Standard Fruit de Honduras, S.A. reached an agreement with the Government of Honduras and representatives of Honduran banana workers. This agreement establishes a Worker Program that is intended by the parties to resolve in a fair and equitable manner the claims of male banana workers alleging sterility as a result of exposure to DBCP. The Honduran Worker Program will not have a material effect on Dole’s financial condition or

DOLE FOOD COMPANY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

results of operations. The official start of the Honduran Worker Program was announced on January 8, 2007. On August 15, 2007, Shell Oil Company was included in the Worker Program.

As to all the DBCP matters, Dole has denied liability and asserted substantial defenses. While Dole believes there is no reliable scientific basis for alleged injuries from the agricultural field application of DBCP, Dole continues to seek reasonable resolution of pending litigation and claims in the U.S. and Latin America. For example, as in Honduras, Dole is committed to finding a prompt resolution to the DBCP claims in Nicaragua, and is prepared to pursue a structured worker program in Nicaragua with science- based criteria. Los Angeles Superior Court Judge Chaney had previously appointed a mediator to explore possible settlement of all DBCP cases currently pending before the court. Although no assurance can be given concerning the outcome of these cases, in the opinion of management, after consultation with legal counsel and based on past experience defending and settling DBCP claims, the pending lawsuits are not expected to have a material adverse effect on Dole’s financial condition or results of operations.

European Union Antitrust Inquiry:  On October 15, 2008, the European Commission (“EC”) adopted a Decision against Dole Food Company, Inc. and Dole Fresh Fruit Europe OHG and against other unrelated banana companies, finding violations of the European competition (antitrust) laws. The Decision imposes €45.6 million in fines on Dole.

The Decision follows a Statement of Objections, issued by the EC on July 25, 2007, and searches carried out by the EC in June 2005 at certain banana importers and distributors, including two of Dole’s offices. Dole received the Decision on October 21, 2008 and appealed the Decision to the European Court of First Instance in Luxembourg on December 24, 2008.

Dole made an initial $10 million (€7.6 million) provisional payment towards the €45.6 million fine on January 22, 2009. As agreed with the European Commission (DG Budget), Dole provided the required bank guaranty for the remaining balance of the fine to the European Commission by the deadline of April 30, 2009. The bank guaranty renews annually during the appeals process (which may take several years) and carries interest of 6.15% (accrued from January 23, 2009). If the European Court of First Instance fully agrees with Dole’s arguments presented in its appeal, Dole will be entitled to the return of all monies paid, plus interest.

On November 28 and 29, 2007, the EC conducted searches of Dole offices in Italy and Spain, as well as of other companies’ offices located in these countries. Dole continues to cooperate with the EC’s requests for information.

Although no assurances can be given, and although there could be a material adverse effect on Dole, Dole believes that it has not violated the European competition laws. No accrual for the Decision has been made in the accompanying consolidated financial statements, since Dole cannot determine at this time the amount of probable loss, if any, incurred as a result of the Decision.

Honduran Tax Case:  In 2005, Dole received a tax assessment from Honduras of approximately $137 million (including the claimed tax, penalty, and interest through the date of assessment) relating to the disposition of all of our interest in Cervecería Hondureña, S.A. in 2001. Dole believes the assessment is without merit and filed an appeal with the Honduran tax authorities, which was denied. As a result of the denial in the administrative process, in order to negate the tax assessment, on August 5, 2005, Dole proceeded to the next stage of the appellate process by filing a lawsuit against the Honduran government in the Honduran Administrative Tax Trial Court. The Honduran government sought dismissal of the lawsuit and attachment of assets, which Dole challenged. The Honduran Supreme Court affirmed the decision of the Honduran intermediate appellate court that a statutory prerequisite to challenging the tax assessment on the merits is the payment of the tax assessment or

DOLE FOOD COMPANY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

the filing of a payment plan with the Honduran courts; Dole has challenged the constitutionality of the statute requiring such payment or payment plan. Although no assurance can be given concerning the outcome of this case, in the opinion of management, after consultation with legal counsel, the pending lawsuits and tax-related matters are not expected to have a material adverse effect on Dole’s financial condition or results of operations.

NOTE 12 — ASSETS HELD-FOR-SALE

Dole continuously reviews its assets in order to identify those assets that do not meet Dole’s future strategic direction or internal economic return criteria. As a result of this review, Dole has identified and is in the process of selling specific businesses and long-lived assets. In accordance with FAS 144, Dole has reclassified these assets as held-for-sale.

Total assets held-for-sale by segment were as follows:

				Fresh-Cut
				Flowers -
		Fresh	Packaged	Discontinued	Total Assets
	Fresh Fruit	Vegetables	Foods	Operation	Held-For-Sale
	(In thousands)

Balance as of January 3, 2009	$98,105	$38,600	$4,182	$61,989	$202,876
Additions	1,611	—	—	—	1,611
Sales	(24,438)	(35,349)	(968)	(49,350)	(110,105)

Balance as of June 20, 2009	$75,278	$3,251	$3,214	$12,639	$94,382

At June 20, 2009, assets held-for-sale related primarily to property, plant and equipment, net of accumulated depreciation.

Total liabilities held-for-sale by segment were as follows:

				Fresh-Cut
				Flowers -
		Fresh	Packaged	Discontinued	Total Liabilities
	Fresh Fruit	Vegetables	Foods	Operation	Held-For-Sale
	(In thousands)

Balance as of January 3, 2009	$5,247	$—	$—	$45,218	$50,465
Additions	2,115	—	—	—	2,115
Sales	(5,247)	—	—	(45,218)	(50,465)

Balance as of June 20, 2009	$2,115	$—	$—	$—	$2,115

Dole received total cash proceeds of approximately $84 million on assets sold during the half year ended June 20, 2009, which had been classified as held-for-sale. The total realized gain recorded on assets classified as held-for-sale was $18.1 million for the half year ended June 20, 2009, which included $1.3 million related to the fresh-cut flowers discontinued operation. Realized gains related to continuing operations for the half year ended June 20, 2009, of $16.8 million, are shown as a separate component of operating income in the condensed consolidated statement of operations.

DOLE FOOD COMPANY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

Fresh Fruit

During the second quarter of 2009, Dole reclassified one Chilean farm and the assets and liabilities of an Italian port operation to held-for-sale.

Dole completed the sale of a portion of its Latin American banana operations during January 2009. Net proceeds from the sale totaled approximately $25.8 million. To date, Dole has collected $18 million in cash ($2 million in 2008 and $16 million in 2009) and has recorded a $7.8 million receivable which will be collected through January 2010. Dole also sold a wood box plant in Chile for $0.6 million. Total realized gains recorded on these sales approximated $6.7 million for the half year ended June 20, 2009.

Third Quarter 2009 Sales

During the third quarter of 2009, Dole signed letters of intent to sell some operating properties located in Latin America for approximately $68 million. As of June 20, 2009, the assets and liabilities of these operating properties have not been included in assets or liabilities held-for-sale. The sale of these operating properties are expected to close during the third quarter of 2009.

Fresh Vegetables

During the first quarter of 2009, Dole completed the sale of 1,100 acres of property located in California. Dole received net cash proceeds of $44.5 million and recorded a gain on the sale of $9.2 million, which is included in gain on asset sales in the condensed consolidated statement of operations for the half year ended June 20, 2009.

Packaged Foods

During the first half of 2009, Dole sold approximately 160 acres of peach orchards located in California for approximately $1.9 million and recorded a gain on the sale of $0.9 million.

Fresh-Cut Flowers — Discontinued Operation

During January 2009, the first phase of the Flowers transaction was completed. Dole only retains some of the real estate of the former flowers divisions to be sold in the subsequent phases of the transaction. Net proceeds from the sale totaled approximately $29.3 million. Of this amount, $21 million was collected in cash and the remaining $8.3 million was recorded as a receivable, which will be repaid during January 2011. Dole recorded a gain on the sale of $1.3 million, which is included as a component of gain on disposal from discontinued operations, net of income taxes in the condensed consolidated statement of operations for the half year ended June 20, 2009.

NOTE 13 — DERIVATIVE FINANCIAL INSTRUMENTS

Dole is exposed to foreign currency exchange rate fluctuations, bunker fuel price fluctuations and interest rate changes in the normal course of its business. As part of its risk management strategy, Dole uses derivative instruments to hedge certain foreign currency, bunker fuel and interest rate exposures. Dole’s objective is to offset gains and losses resulting from these exposures with losses and gains on the derivative contracts used to hedge them, thereby reducing volatility of earnings. Dole does not hold or issue derivative financial instruments for trading or speculative purposes.

All of Dole’s derivative instruments, with the exception of the interest rate swap, are not designated as effective hedges of cash flows as defined by Statement of Financial Accounting

DOLE FOOD COMPANY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended (“FAS 133”). The interest rate swap is accounted for as a cash flow hedge under FAS 133 and accordingly, unrealized gains or losses are recorded as a component of accumulated other comprehensive income (loss) (“AOCI”) in the condensed consolidated balance sheets.

Dole entered into an interest rate swap in 2006 to hedge future changes in interest rates. This agreement effectively converted $320 million of borrowings under Term Loan C, which was variable-rate debt, to a fixed-rate basis through 2011. The interest rate swap fixed the interest rate at 7.2%. The paying and receiving rates under the interest rate swap were 5.5% and 1.1% as of June 20, 2009, with an outstanding notional amount of $320 million.

Dole executed a cross currency swap during 2006 to synthetically convert $320 million of Term Loan C into Japanese yen denominated debt in order to effectively lower the U.S. dollar fixed interest rate of 7.2% to a Japanese yen interest rate of 3.6%. Payments under the cross currency swap were converted from U.S. dollars to Japanese yen at an exchange rate of ¥111.9.

During the second quarter of 2009, Dole amended its cross currency and interest rate swap agreements. The amendments removed early termination provisions which would have allowed the counterparty to settle the swaps at certain specified dates prior to maturity. In addition, the rate at which payments under the cross currency swap were converted from U.S. dollars to Japanese yen increased to ¥114.9 from ¥111.9. In connection with these amendments, Dole also entered into a collateral arrangement which requires Dole to provide collateral to its counterparties when the fair market value of the cross currency and interest rate swap exceed a combined liability of $35 million. The measurement date for the collateral required at June 20, 2009 was June 16, 2009, and the fair value of the swaps at the measurement date was a liability of approximately $76 million. Dole provided cash collateral of $6.1 million, which was recorded as restricted deposits in the condensed consolidated balance sheet, and the remaining $35 million of collateral was issued through letters of credit.

At June 20, 2009, the exchange rate of the Japanese yen to U.S. dollar was ¥96.5. The value of the cross currency swap will fluctuate based on changes in the U.S. dollar to Japanese yen exchange rate and market interest rates until maturity in 2011, at which time it will settle in cash at the then current exchange rate.

DOLE FOOD COMPANY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

At June 20, 2009, the gross notional value and fair market value of Dole’s derivative instruments were as follows:

			Derivative Assets (Liabilities)
	Average Strike	Notional	Balance Sheet	Fair Market
	Price	Amount	Classification	Value
			(In thousands)

Derivatives designated as hedging instruments:
Interest rate swap		$320,000	Other long-term liabilities	$(23,253)

Derivatives not designated as hedging instruments:
Foreign currency hedges (Buy/Sell):
U.S. Dollar/Euro	EUR 1.44	48,354	Receivables, net	$1,990
U.S. Dollar/Canadian Dollar	CAD 1.12	10,706	Receivables, net	104
Chilean Peso/U.S. Dollar	CLP 671	9,989	Receivables, net	2,588
U.S. Dollar/Japanese Yen	JPY 101.2	171,249	Accrued Liabilities	(2,801)
Philippine Peso/U.S. Dollar	PHP 47.9	21,407	Accrued Liabilities	(452)
Cross currency swap — interest			Receivables, net	1,815
Cross currency swap		320,000	Other long-term liabilities	(49,007)
Bunker fuel hedges	$277	26,544	Receivables, net	2,765

	(per metric ton)	(metric tons)
Total derivatives not designated as hedging instruments				(42,998)

Total				$(66,251)

Settlement of the foreign currency and bunker fuel hedges will occur during 2009 and 2010.

The effect of the interest rate swap on the condensed consolidated balance sheet and statement of operations for the quarter and half year ended June 20, 2009 was as follows:

Gain
Recognized in
	AOCI as of	Losses Reclassified into Income
	June 20,	Income Statement	Quarter	Half Year
	2009	Classification	Ended	Ended
(In thousands)

Derivatives designated as hedging instruments:
Interest rate swap	$4,859	Interest expense	$3,461	$4,007

DOLE FOOD COMPANY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

Unrecognized losses of $13 million related to the interest rate swap are expected to be realized into earnings over the next twelve months. These losses will be primarily offset by gains related to the cross currency swap.

Net unrealized gains (losses) and realized gains (losses) on derivatives not designated as hedging instruments for the quarters and half years ended June 20, 2009 and June 14, 2008 were as follows:

		Quarter Ended
		Unrealized Gains		Realized Gains
		(Losses)		(Losses)
	Income Statement	June 20,	June 14,	June 20,	June 14,
	Classification	2009	2008	2009	2008
		(In thousands)

Derivatives not designated as hedging instruments:
Foreign currency exchange contracts	Cost of products sold	$(2,011)	$6,968	$1,049	$(5,998)
Bunker fuel contracts	Cost of products sold	3,101	3,613	(250)	711
Cross currency swap	Other income (expense), net	(24,419)	19,001	2,621	2,696

Total		$(23,329)	$29,582	$3,420	$(2,591)

		Half Year Ended
		Unrealized Gains		Realized Gains
		(Losses)		(Losses)
	Income Statement	June 20,	June 14,	June 20,	June 14,
	Classification	2009	2008	2009	2008
		(In thousands)

Derivatives not designated as hedging instruments:
Foreign currency exchange contracts	Cost of products sold	$7,491	$3,175	$1,295	$(8,971)
Bunker fuel contracts	Cost of products sold	6,342	4,051	(2,784)	1,798
Cross currency swap	Other income (expense), net	(6,703)	(13,353)	4,941	5,619

Total		$7,130	$(6,127)	$3,452	$(1,554)

NOTE 14 — FAIR VALUE MEASUREMENTS

Dole’s financial instruments primarily comprise short-term trade and grower receivables, trade payables, notes receivable and notes payable, as well as long-term grower receivables, capital lease obligations, term loans, a revolving credit facility, and notes and debentures. For short-term instruments, the carrying amount approximates fair value because of the short maturity of these instruments. For the other long-term financial instruments, excluding Dole’s secured and unsecured notes and debentures, and term loans, the carrying amount approximates the fair value since they bear interest at variable rates or fixed rates which approximate market.

Dole adopted FAS No. 157, Fair Value Measurements (“FAS 157”) as of December 30, 2007 for financial assets and liabilities measured on a recurring basis. Dole adopted FAS 157 for all nonfinancial assets and liabilities at the beginning of fiscal year 2009. FAS 157 establishes a fair value

DOLE FOOD COMPANY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

hierarchy that prioritizes observable and unobservable inputs to valuation techniques used to measure fair value. These levels, in order of highest to lowest priority are described below:

Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities.

Level 2: Observable prices that are based on inputs not quoted on active markets, but corroborated by market data.

Level 3: Unobservable inputs that are not corroborated by market data.

The fair values of Dole’s derivative instruments are determined using Level 2 inputs, which are defined as “significant other observable inputs.” The fair values of the foreign currency exchange contracts, bunker fuel contracts, interest rate swap and cross currency swap were estimated using internal discounted cash flow calculations based upon forward foreign currency exchange rates, bunker fuel futures, interest-rate yield curves or quotes obtained from brokers for contracts with similar terms less any credit valuation adjustments. Dole recorded a credit valuation adjustment at June 20, 2009 which reduced the derivative liability balances. The credit valuation adjustment was $3.2 million and $16.3 million at June 20, 2009 and January 3, 2009, respectively. The net change in the credit valuation adjustment resulted in a loss of $13.1 million during the half year ended June 20, 2009. Of this loss, $1.6 million was recorded as interest expense and $11.5 million was recorded as other income (expense), net. For the quarter ended June 20, 2009, the net change in the credit valuation adjustment resulted in a loss of $5.6 million. Of this loss, $1 million was recorded as interest expense and $4.6 million was recorded as other income (expense), net.

The following table provides a summary of the fair values of assets and liabilities under the FAS 157 hierarchy:

		Fair Value	Fair Value
		Measurements at	Measurements at
		June 20, 2009	June 20, 2009
		Using Significant	Using Significant
	June 20,	Other Observable	Unobservable
	2009	Inputs (Level 2)	Inputs (Level 3)
	(In thousands)

Assets and Liabilities Measured on a Recurring Basis
Assets:
Foreign currency exchange contracts	$4,682	$4,682	$—
Bunker fuel contracts	2,765	2,765	—

	$7,447	$7,447	$—

Liabilities:
Foreign currency exchange contracts	$3,253	$3,253	$—
Interest rate swap	23,253	23,253	—
Cross currency swap	47,192	47,192	—

	$73,698	$73,698	$—

Assets Measured on a Nonrecurring Basis
Distrifruit assets	$10,037	$—	$10,037

DOLE FOOD COMPANY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

Nonfinancial Items Measured at Fair Value on a Nonrecurring Basis

Nonfinancial assets such as goodwill and indefinite-lived intangible assets are measured at fair value when there is an indicator of impairment and recorded at fair value only when an impairment is recognized. Dole performed a goodwill and indefinite-lived intangible asset impairment analysis during the second quarter of 2009 and determined that its goodwill and indefinite-lived intangible assets were not impaired at June 20, 2009.

The goodwill and indefinite-lived intangible asset impairment analysis was performed using a combination of discounted cash flow models and market multiples. As discussed in Note 7, the fair value of the Distrifruit business was also determined based on a discounted cash flow model. The discounted cash flow models used estimates and assumptions including pricing and volume data, anticipated growth rates, profitability levels, tax rates and discount rates.

Credit Risk

The counterparties to the foreign currency and bunker fuel forward contracts and the interest rate and cross currency swaps consist of a number of major international financial institutions. Dole has established counterparty guidelines and regularly monitors its positions and the financial strength of these institutions. While counterparties to hedging contracts expose Dole to credit-related losses in the event of a counterparty’s non-performance, the risk would be limited to the unrealized gains on such affected contracts. Dole does not anticipate any such losses.

Fair Value of Debt

Dole estimates the fair value of its secured and unsecured notes and debentures based on current quoted market prices. The term loans are traded between institutional investors on the secondary loan market, and the fair values of the term loans are based on the last available trading price. The carrying value and estimated fair values of Dole’s debt is summarized below:

	June 20, 2009		January 3, 2009
	Carrying	Estimated	Carrying	Estimated
	Value	Fair Value	Value	Fair Value
	(In thousands)

Secured and unsecured notes and debentures	$1,087,903	$1,091,559	$1,100,000	$809,400
Term loans	828,297	828,297	835,444	585,855

NOTE 15 — GUARANTOR FINANCIAL INFORMATION

In connection with the issuance of the 2011 Notes in March 2003 and the 2010 Notes in May 2003, all of Dole’s wholly-owned domestic subsidiaries (“Guarantors”) have fully and unconditionally guaranteed, on a joint and several basis, Dole’s obligations under the indentures related to such Notes and to Dole’s 2013 Debentures and 2014 Notes (the “Guarantees”). Each Guarantee is subordinated in right of payment to the Guarantors’ existing and future senior debt, including obligations under the senior secured credit facilities, and will rank pari passu with all senior subordinated indebtedness of the applicable Guarantor.

The accompanying guarantor consolidating financial information is presented on the equity method of accounting for all periods presented. Under this method, investments in subsidiaries are recorded at cost and adjusted for Dole’s share in the subsidiaries’ cumulative results of operations, capital contributions and distributions and other changes in equity. Elimination entries relate to the

DOLE FOOD COMPANY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

elimination of investments in subsidiaries and associated intercompany balances and transactions as well as cash overdraft and income tax reclassifications.

The following are condensed consolidating statements of operations of Dole for the quarters and half years ended June 20, 2009 and June 14, 2008; condensed consolidating balance sheets as of June 20, 2009 and January 3, 2009; and condensed consolidating statements of cash flows for the half years ended June 20, 2009 and June 14, 2008.

DOLE FOOD COMPANY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
For the Quarter Ended June 20, 2009

	Dole Food		Non
	Company, Inc.	Guarantors	Guarantors	Eliminations	Total
	(In thousands)

Revenues, net	$16,445	$741,287	$1,304,894	$(347,904)	$1,714,722
Cost of products sold	(13,852)	(669,486)	(1,154,323)	345,055	(1,492,606)

Gross margin	2,593	71,801	150,571	(2,849)	222,116
Selling, marketing and general and administrative expenses	(13,115)	(44,950)	(58,728)	2,849	(113,944)
Gain on asset sales	—	159	—	—	159

Operating income (loss)	(10,522)	27,010	91,843	—	108,331
Equity in subsidiary income	50,400	32,275	—	(82,675)	—
Other income (expense), net	137	—	(33,183)	—	(33,046)
Interest income	279	35	1,186	—	1,500
Interest expense	(31,132)	(25)	(19,085)	—	(50,242)

Income from continuing operations before income taxes and equity earnings	9,162	59,295	40,761	(82,675)	26,543
Income taxes	10,982	(9,324)	(10,621)	—	(8,963)
Equity in earnings of unconsolidated subsidiaries	1	(27)	3,303	—	3,277

Income from continuing operations	20,145	49,944	33,443	(82,675)	20,857
Income from discontinued operations, net of income taxes	—	—	265	—	265

Net income	20,145	49,944	33,708	(82,675)	21,122
Less: Net income attributable to noncontrolling interests	—	—	(977)	—	(977)

Net income attributable to Dole Food Company, Inc.	$20,145	$49,944	$32,731	$(82,675)	$20,145

For the Quarter Ended June 14, 2008

	Dole Food		Non
	Company, Inc.	Guarantors	Guarantors	Eliminations	Total
	(In thousands)

Revenues, net	$18,367	$803,391	$1,565,676	$(392,491)	$1,994,943
Cost of products sold	(18,167)	(750,569)	(1,382,254)	389,283	(1,761,707)

Gross margin	200	52,822	183,422	(3,208)	233,236
Selling, marketing and general and administrative expenses	(15,004)	(38,745)	(70,870)	3,208	(121,411)
Gain on asset sales	974	—	8,865	—	9,839

Operating income (loss)	(13,830)	14,077	121,417	—	121,664
Equity in subsidiary income	145,256	120,865	—	(266,121)	—
Other income (expense), net	—	—	23,653	—	23,653
Interest income	25	(106)	1,190	—	1,109
Interest expense	(27,163)	(158)	(13,924)	—	(41,245)

Income from continuing operations before income taxes and equity earnings	104,288	134,678	132,336	(266,121)	105,181
Income taxes	76,467	(762)	(6,128)	—	69,577
Equity in earnings of unconsolidated subsidiaries	(1)	(7)	2,341	—	2,333

Income from continuing operations	180,754	133,909	128,549	(266,121)	177,091
Income from discontinued operations, net of income taxes	—	10,072	(5,754)	—	4,318

Net income	180,754	143,981	122,795	(266,121)	181,409
Less: Net income attributable to noncontrolling interests	—	—	(655)	—	(655)

Net income attributable to Dole Food Company, Inc.	$180,754	$143,981	$122,140	$(266,121)	$180,754

DOLE FOOD COMPANY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
For the Half Year Ended June 20, 2009

	Dole Food		Non
	Company, Inc.	Guarantors	Guarantors	Eliminations	Total
	(In thousands)

Revenues, net	$31,596	$1,460,930	$2,497,605	$(678,819)	$3,311,312
Cost of products sold	(27,540)	(1,308,632)	(2,222,408)	673,255	(2,885,325)

Gross margin	4,056	152,298	275,197	(5,564)	425,987
Selling, marketing and general and administrative expenses	(24,057)	(85,477)	(107,380)	5,564	(211,350)
Gain on asset sales	—	10,093	6,700	—	16,793

Operating income (loss)	(20,001)	76,914	174,517	—	231,430
Equity in subsidiary income	181,002	118,749	—	(299,751)	—
Other income (expense), net	(441)	—	(10,653)	—	(11,094)
Interest income	535	68	2,533	—	3,136
Interest expense	(56,981)	(57)	(30,750)	—	(87,788)

Income from continuing operations before income taxes and equity earnings	104,114	195,674	135,647	(299,751)	135,684
Income taxes	18,852	(15,716)	(20,147)	—	(17,011)
Equity in earnings of unconsolidated subsidiaries	(1)	166	4,306	—	4,471

Income from continuing operations	122,965	180,124	119,806	(299,751)	123,144
Income from discontinued operations, net of income taxes	—	—	387	—	387
Gain on discontinued operations, net of income taxes	—	—	1,308	—	1,308

Net income	122,965	180,124	121,501	(299,751)	124,839
Less: Net income attributable to noncontrolling interests	—	—	(1,874)	—	(1,874)

Net income attributable to Dole Food Company, Inc.	$122,965	$180,124	$119,627	$(299,751)	$122,965

For the Half Year Ended June 14, 2008

	Dole Food		Non
	Company, Inc.	Guarantors	Guarantors	Eliminations	Total
	(In thousands)

Revenues, net	$36,063	$1,505,072	$2,874,048	$(691,895)	$3,723,288
Cost of products sold	(34,331)	(1,376,375)	(2,595,562)	685,876	(3,320,392)

Gross margin	1,732	128,697	278,486	(6,019)	402,896
Selling, marketing and general and administrative expenses	(30,497)	(83,059)	(131,978)	6,019	(239,515)
Gain on asset sales	974	—	10,669	—	11,643

Operating income (loss)	(27,791)	45,638	157,177	—	175,024
Equity in subsidiary income	155,647	97,516	—	(253,163)	—
Other income (expense), net	—	—	(5,058)	—	(5,058)
Interest income	87	85	2,706	—	2,878
Interest expense	(55,074)	(539)	(29,129)	—	(84,742)

Income from continuing operations before income taxes and equity earnings	72,869	142,700	125,696	(253,163)	88,102
Income taxes	78,944	1,470	(20,214)	—	60,200
Equity in earnings of unconsolidated subsidiaries	(4)	156	3,184	—	3,336

Income from continuing operations	151,809	144,326	108,666	(253,163)	151,638
Income (loss) from discontinued operations, net of income taxes	—	10,467	(8,970)	—	1,497

Net income	151,809	154,793	99,696	(253,163)	153,135
Less: Net income attributable to noncontrolling interests	—	—	(1,326)	—	(1,326)

Net income attributable to Dole Food Company, Inc.	$151,809	$154,793	$98,370	$(253,163)	$151,809

DOLE FOOD COMPANY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

CONDENSED CONSOLIDATING BALANCE SHEET
As of June 20, 2009

	Dole Food		Non
	Company, Inc.	Guarantors	Guarantors	Eliminations	Total
	(In thousands)

ASSETS
Cash and cash equivalents	$16,156	$—	$92,359	$(596)	$107,919
Receivables, net of allowances	414,658	128,698	551,200	(290,659)	803,897
Inventories	6,137	257,288	462,574	—	725,999
Prepaid expenses	9,459	11,290	55,891	—	76,640
Deferred income tax assets	18,891	25,566	—	(22,277)	22,180
Assets held-for-sale	72,526	6,465	15,391	—	94,382

Total current assets	537,827	429,307	1,177,415	(313,532)	1,831,017
Restricted deposits	—	—	6,070	—	6,070
Investments	2,426,100	1,944,617	75,979	(4,370,159)	76,537
Property, plant and equipment, net	162,067	265,176	589,819	—	1,017,062
Goodwill	—	131,818	274,722	—	406,540
Intangible assets, net	689,614	16,720	7,589	—	713,923
Other assets, net	65,240	7,767	99,684	—	172,691

Total assets	$3,880,848	$2,795,405	$2,231,278	$(4,683,691)	$4,223,840

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$4,676	$432,079	$361,990	$(313,532)	$485,213
Liabilities held-for-sale	—	—	2,115	—	2,115
Accrued liabilities	60,835	162,305	193,782	—	416,922
Current portion of long-term debt	381,181	270	9,445	—	390,896
Notes payable	—	—	44,140	—	44,140

Total current liabilities	446,692	594,654	611,472	(313,532)	1,339,286
Intercompany payables (receivables)	1,570,762	(304,127)	(1,266,635)	—	—
Long-term debt	857,671	3,375	714,979	—	1,576,025
Deferred income tax liabilities	202,328	7,926	47,258	—	257,512
Other long-term liabilities	275,115	39,281	181,166	—	495,562
Equity attributable to Dole Food Company, Inc.	528,280	2,454,296	1,915,863	(4,370,159)	528,280
Equity attributable to noncontrolling interests	—	—	27,175	—	27,175

Total shareholders’ equity	528,280	2,454,296	1,943,038	(4,370,159)	555,455

Total liabilities and shareholders’ equity	$3,880,848	$2,795,405	$2,231,278	$(4,683,691)	$4,223,840

DOLE FOOD COMPANY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

CONDENSED CONSOLIDATING BALANCE SHEET
As of January 3, 2009

	Dole Food		Non
	Company, Inc.	Guarantors	Guarantors	Eliminations	Total
	(In thousands)

ASSETS
Cash and cash equivalents	$16,811	$—	$85,460	$(11,442)	$90,829
Receivables, net of allowances	410,286	133,198	577,890	(314,139)	807,235
Inventories	7,971	299,048	489,388	—	796,407
Prepaid expenses	9,374	14,489	45,484	—	69,347
Deferred income tax assets	18,891	25,566	—	(23,184)	21,273
Assets held-for-sale	72,526	55,366	74,984	—	202,876

Total current assets	535,859	527,667	1,273,206	(348,765)	1,987,967
Investments	2,172,994	1,786,868	72,708	(3,959,485)	73,085
Property, plant and equipment, net	173,850	262,269	614,212	—	1,050,331
Goodwill	—	131,818	274,722	—	406,540
Intangible assets, net	689,615	18,426	417	—	708,458
Other assets, net	38,084	7,542	92,612	—	138,238

Total assets	$3,610,402	$2,734,590	$2,327,877	$(4,308,250)	$4,364,619

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$5,411	$438,991	$415,136	$(348,765)	$510,773
Liabilities held-for-sale	—	3,688	46,777	—	50,465
Accrued liabilities	67,206	173,920	249,019	—	490,145
Current portion of long-term debt	346,684	288	9,776	—	356,748
Notes payable	—	—	48,789	—	48,789

Total current liabilities	419,301	616,887	769,497	(348,765)	1,456,920
Intercompany payables (receivables)	1,225,590	(133,650)	(1,091,940)	—	—
Long-term debt	1,080,296	3,506	714,754	—	1,798,556
Deferred income tax liabilities	207,073	7,926	39,206	—	254,205
Other long-term liabilities	275,242	37,853	108,684	—	421,779
Equity attributable to Dole Food Company, Inc.	402,900	2,202,068	1,757,417	(3,959,485)	402,900
Equity attributable to noncontrolling interests	—	—	30,259	—	30,259

Total shareholders’ equity	402,900	2,202,068	1,787,676	(3,959,485)	433,159

Total liabilities and shareholders’ equity	$3,610,402	$2,734,590	$2,327,877	$(4,308,250)	$4,364,619

DOLE FOOD COMPANY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the Half Year Ended June 20, 2009

	Dole Food		Non
	Company, Inc.	Guarantors	Guarantors	Eliminations	Total
	(In thousands)

OPERATING ACTIVITIES
Cash flow provided by (used in) operating activities	$202,273	$(49,388)	$45,583	$10,846	$209,314

INVESTING ACTIVITIES
Cash received from sales of assets and businesses, net of cash disposed	—	46,512	12,796	—	59,308
Capital additions	(1,525)	(5,128)	(18,283)	—	(24,936)
Restricted deposits	—	—	(6,070)	—	(6,070)
Repurchase of common stock in going-private merger transaction	(49)	—	—	—	(49)

Cash flow provided by (used in) investing activities	(1,574)	41,384	(11,557)	—	28,253

FINANCING ACTIVITIES
Short-term debt repayments, net of borrowings	620	8,026	(9,400)	—	(754)
Long-term debt borrowings, net of debt issuance costs	829,704	—	(4,526)	—	825,178
Long-term debt repayments	(1,031,678)	(22)	(7,472)	—	(1,039,172)
Dividends paid to noncontrolling interests	—	—	(4,955)	—	(4,955)

Cash flow provided by (used in) financing activities	(201,354)	8,004	(26,353)	—	(219,703)

Effect of foreign currency exchange rate changes on cash	—	—	(774)	—	(774)

Increase (decrease) in cash and cash equivalents	(655)	—	6,899	10,846	17,090
Cash and cash equivalents at beginning of period	16,811	—	85,460	(11,442)	90,829

Cash and cash equivalents at end of period	$16,156	$—	$92,359	$(596)	$107,919

DOLE FOOD COMPANY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the Half Year Ended June 14, 2008

	Dole Food		Non
	Company, Inc.	Guarantors	Guarantors	Eliminations	Total
	(In thousands)

OPERATING ACTIVITIES
Cash flow provided by (used in) operating activities	$(1,625)	$24,460	$(25,417)	$—	$(2,582)

INVESTING ACTIVITIES
Cash received from sales of assets and businesses, net of cash disposed	982	41	30,953	—	31,976
Capital additions	(91)	(10,442)	(24,779)	—	(35,312)
Repurchase of common stock in going-private merger transaction	(137)	—	—	—	(137)

Cash flow provided by (used in) investing activities	754	(10,401)	6,174	—	(3,473)

FINANCING ACTIVITIES
Short-term debt repayments, net of borrowings	—	(14,036)	(774)	4,814	(9,996)
Long-term debt borrowings, net of debt issuance costs	603,800	—	49	—	603,849
Long-term debt repayments	(601,325)	(23)	(5,877)	—	(607,225)
Dividends paid to noncontrolling interests	—	—	(1,194)	—	(1,194)

Cash flow provided by (used in) financing activities	2,475	(14,059)	(7,796)	4,814	(14,566)

Effect of foreign currency exchange rate changes on cash	—	—	916	—	916

Increase (decrease) in cash and cash equivalents	1,604	—	(26,123)	4,814	(19,705)
Cash and cash equivalents at beginning of period	16,424	—	95,801	(15,164)	97,061

Cash and cash equivalents at end of period	$18,028	$—	$69,678	$(10,350)	$77,356

DOLE FOOD COMPANY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

NOTE 16 — EARNINGS PER SHARE

The calculation of basic and diluted earnings per share including a reconciliation of the numerator and denominator are as follows:

	Quarter Ended		Half Year Ended
	(Amounts in thousands)
	June 20, 2009	June 14, 2008	June 20, 2009	June 14, 2008

Numerator:
Income (loss) from continuing operations	$20,857	$177,091	$123,144	$151,638
Income from discontinued operations	265	4,318	387	1,497
Gain on disposal of discontinued operations	—	—	1,308	—
Net income attributable to noncontrolling interests	(977)	(655)	(1,874)	(1,326)

Net income attributable to Dole Food Company, Inc.	$20,145	$180,754	$122,965	$151,809

Denominator:
Basic and Diluted weighted average shares outstanding	1	1	1	1

Basic and Diluted Earnings Per Share:
Income from continuing operations	$21	$177	$123	$152
Income from discontinued operations	—	5	1	1
Gain on sale of discontinued operations	—	—	1	—
Net income attributable to noncontrolling interests	(1)	(1)	(2)	(1)

Net income attributable to Dole Food Company, Inc.	$20	$181	$123	$152

NOTE 17 — SUBSEQUENT EVENTS

Internal Revenue Service Audit:  On August 27, 2009, the IRS completed its examination of the combined U.S. federal income tax returns of DHM Holding Company, Inc. (“HoldCo”), which includes the returns of Dole, for the years 2002 to 2005 (see Note 5 — Income Taxes) and issued a Revenue Agent’s report (“RAR”) that includes various proposed adjustments, including the going-private merger transactions. The IRS is proposing that certain funding used in the going-private merger is currently taxable and that certain related investment banking fees are not deductible. The net tax deficiency associated with the RAR is $122 million plus interest. Dole will file a protest letter vigorously challenging the proposed adjustments contained in the RAR and will pursue resolution of these issues with the Appeals Division of the IRS. Dole believes, based in part upon the advice of our tax advisors, that our tax treatment of such transactions was appropriate.

DOLE FOOD COMPANY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

Asset Sale Program:  During the third quarter of fiscal 2009, Dole entered into definitive sales agreements, for which it previously had signed letters of intent for approximately $68 million (see Note 12 — Assets-Held-For-Sale), to sell certain operating properties in Latin America. Additionally during the third quarter of 2009, the Company signed a letter of intent to sell an operating property in Chile for approximately $32 million. These sales are expected to close by the end of fiscal 2009.

HoldCo Loan Payment:  During June 2009, HoldCo made a $20 million payment required under the HoldCo loan agreement.

Proposed Initial Public Offering Transaction:  It is currently expected immediately prior to the closing of the proposed initial public offering of shares of Dole common stock (“IPO transaction”), the registration statement process of which commenced in August 2009 that HoldCo will be merged into Dole in a downstream merger to be accounted for as a common control merger under the provisions of FAS 141R. Immediately following the contemplated merger transaction, the entire interest in Westlake Wellbeing Properties, LLC (“WWP”) held by post-merger Dole will be transferred to another entity owned by David H. Murdock (“MURCO”). The transfer of WWP to MURCO will be accounted for as a common control transfer at carryover basis consistent with the provisions of FAS 141R. Further, WWP long-lived assets will continue to be treated under a held and used model under FAS 144 in the contemplated transfer to MURCO. Subsequent to the transfer of WWP to MURCO, the results of WWP will be presented as a discontinued operation of the merged entity given WWP will not be a part of the ongoing operations of such entity. Dole is also contemplating the offering of at least $300 million of senior secured notes due 2016 with the proceeds used to refinance a portion of the 2010 Notes. Additionally, Dole intends to complete other transactions upon consummation of the IPO Transaction that will result in the elimination of all other cross-default and cross acceleration provisions that exist between Dole’s senior secured facilities and certain indebtedness of Holdings and its affiliates. See Note 8 — Notes Payable and Long-Term Debt for discussion of existing cross-default and cross acceleration provisions.